SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 9, 2011

REGENICIN, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-146834	27-3083341
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 High Court, Little Falls, NJ 07424
Address of principal executive offices

Registrant’s telephone number, including area code: (973) 557-8914

________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events

On April 20, 2011, we reported receiving a letter from Lonza America Inc. dated April 11, 2011 alleging we were in breach of our Know-How License and Stock Purchase Agreement (the “Agreement”) with Lonza Walkersville, Inc. That letter identified a past due payment of $183,687, which was recently increased to $260,344.23 as reflected in a letter we received from Lonza dated June 1, 2011. Lonza claims that we owe a total of $260,344 from November 30, 2010 to March, 2011 in connection with our obligation under the Agreement to pay 33% of the money received by Lonza as a result of its grant application with the DOD.

There is a dispute with Lonza about payment on the DOD grant application. The Company contends that there was an overpayment of $201,197 in the original $3,000,000 that the Company already paid to Lonza, and this balance was to be applied to future invoices for amounts due by the Company under the Agreement. Therefore, the Company believes that Lonza should apply the overpayment amount of $201,197 to the invoices totaling $260,344 to offset the balance. Lonza denies that there are any overpaid amounts under the Agreement to offset the invoices and has requested that the Company pay the invoices.

In order to avoid a conflict with an important contractual partner in the pursuit of our business model, however, we have decided to pay Lonza the invoices in full. As a result, on June 9, 2011, we wired Lonza $260,344.23 to clear the balance, and have reserved our right to review the matter with Lonza at a later date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENICIN, INC.

/s/ Randall McCoy

Randall McCoy

CEO and Director

Date: June 14, 2011

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